Exhibit 10.1

SETTLEMENT AGREEMENT

AND MUTUAL RELEASES

I. PARTIES

This Settlement Agreement (this “Agreement”), dated as of the Effective Date (as defined below), is entered into by and among the United States of America, acting through the United States Department of Justice, on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”); the Office of Personnel Management (“OPM”); and the Department of Defense TRICARE Management Activity (“TMA”) (collectively the “United States”); defendant Medco Health Solutions, Inc. (“Medco”); defendant Diane M. Collins (“Collins”); and relators George Bradford Hunt, Walter William Gauger and Joseph Piacentile (collectively the “Relators”) through their authorized representatives. (OIG-HHS, OPM, TMA, Medco, Collins and the Relators are each referred to herein as a “Party” and are collectively referred to as the “Parties.”)

II. PREAMBLE

As a preamble to this Agreement, the Parties recite the following:

A. Medco is a pharmaceutical services company that administers pharmacy benefit management (“PBM”) services for health plans and employers, including governmental employers. Medco operates mail order pharmacies and call centers licensed by states and other political subdivisions, and employs pharmacists subject to state licensing requirements. Medco provides mail order prescriptions and related benefit services for federal employees and retirees and their dependents and other federal beneficiaries, pursuant to contracts with federal health programs, including the Federal Employees Health Benefits Program, a federally-funded health care program providing health insurance to federal employees, retirees and their families (“FEHBP”), TRICARE (formerly CHAMPUS), and Medicare + Choice Plans. Medco is a Delaware Limited Liability Corporation with its principal executive offices located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. Medco is the corporate successor of Merck-Medco Managed Care, L.L.C., and operates or has operated prescription drug mail order pharmacies under the names of wholly-owned subsidiaries including Merck-Medco Managed Care of California, Inc., Merck-Medco Rx Services of Florida No. 2, L.L.C., Merck-Medco Rx Services of Florida, L.L.C., Merck-Medco Rx Services of Massachusetts, L.L.C., Merck-Medco Rx Services of Nevada, Inc., Merck-Medco Rx Services of New Jersey, L.L.C., Merck-Medco Rx Services of New York, L.L.C.,

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Merck-Medco Rx Service of Ohio, Ltd., Merck-Medco Rx Services of Ohio No. 2, Ltd., Merck-Medco Rx Services of Oklahoma, L.L.C., Merck-Medco Rx Services of Pennsylvania, L.L.C., Merck-Medco Rx Services of Texas, L.L.C., Merck-Medco Rx Services of Virginia , L.L.C., and Merck-Medco Rx Services of Washington, Inc. For purposes of this Agreement, unless the context clearly requires otherwise, the term “Medco” shall be deemed to include Medco Health Solutions, Inc., and its past and present parents, subsidiaries, predecessors and successors and each of the assigns of any of the foregoing.

B. Collins was the Vice President, General Manager of Merck-Medco Rx Services of Florida No. 2, L.L.C. from January 1999 through January 2001.

C. Relator George Bradford Hunt (“Hunt”) and Relator Walter W. Gauger (“Gauger”) are pharmacists who were employed by defendant Medco prior to 1999 at its Las Vegas, Nevada pharmacy facility. On May 6, 1999, Relators Hunt and Gauger filed a qui tam action in the United States District Court for the Eastern District of Pennsylvania captioned United States ex rel. George Bradford Hunt and Walter W. Gauger, Relators, and the States of Florida, California, Illinois, Tennessee, Texas, Michigan, Louisiana, Nevada, Massachusetts, Virginia, and the District of Columbia v. Merck & Co., Inc. Merck-Medco Managed Care, L.L.C., and Medco Health Solutions. Inc., Case No. 99-CV-2332. Relators Hunt and Gauger thereafter filed an Amended Complaint on February 16, 2000, a Second Amended Complaint on March 18, 2003, and a Third Amended Complaint on October 3, 2003. On February 10, 2000, Relator Joseph Piacentile (“Piacentile”), never employed by Medco, filed a qui tam action in the United States District Court for the Eastern District of Pennsylvania captioned United States of America ex rel. Joseph Piacentile v. Merck & Co. Inc. and Merck-Medco Managed Care, L.L.C., Case No. 00-CV-737. The Hunt and Gauger qui tam Complaint and the Piacentile qui tam Complaint were consolidated by Court order into one action at No. 00-CV-737 (hereinafter “the Civil Action”). The United States intervened in the consolidated action on June 20, 2003, and filed its Complaint in intervention on September 29, 2003, and an Amended Complaint (“Amended Complaint”) on December 9, 2003. The United States served notice on all counsel of an intent to file, but did not file, a Second Amended Complaint on August 13, 2004 (the “Second Amended Complaint”). The Civil Action (including all Complaints filed by Hunt, Gauger, and Piacentile prior to consolidation), the Amended Complaint, and allegations of the Second Amended Complaint are referred to herein collectively as the “Consolidated Action.”

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D. On or about April 26, 2004, Medco and the United States of America, acting through the United States Department of Justice, consented to the entry of a Consent Order of Court for Permanent Injunction, entered by the Clerk of Court on May 20, 2004 (the “2004 Consent Order”), resolving certain civil claims for injunctive relief pursuant to 18 U.S.C. § 1345 by the United States of America in Count VI of the Amended Complaint. The 2004 Consent Order expressly did not resolve any claim, right or cause of action for monetary damages, restitution or penalties sought in Count I (False Claims Act, 31 U.S.C. § 3729 et seq.), Count II (Anti-Kickback Act, 41 U.S.C. §§ 51, et seq.), or Counts III, IV and V (principles of common law and equity) of the Amended Complaint.

E. The United States contends that Medco and Defendant Collins submitted or caused to be submitted claims for payment, pursuant to the Federal Employees Health Benefits Program, 5 U.S.C. §§ 8901-8914, and the TRICARE Program (formerly known as CHAMPUS), 10 U.S.C. §§ 1071-1110, to the following government-funded health care programs or plans: the Blue Cross Blue Shield Association (“BCBSA”) under Contract No. CS 1039 (often referred to as the Federal Employees Program (“FEP”) or the Service Benefit Plan (“SBP”)), the Government Employees Hospital Association, Inc. (“GEHA”), the National Association of Letter Carriers (“NALC”), the American Postal Workers Union (“APWU”), the Special Agents Mutual Benefit Association (“SAMBA”), the Department of Defense’s National Mail-Order Pharmacy (“NMOP”), the American Foreign Service (“AFS”), the National Alliance of Postal Federal Employees (“NAPFE”), and the Tennessee Valley Authority. The foregoing shall be collectively referred to in this Agreement as the “Federal Plans.” Medco’s prime contracts and subcontracts with the Federal Plans are hereinafter referred to, singly and collectively, unless otherwise noted, as the “Federal Plan Contracts.”

F. The United States contends that it has certain civil claims against Collins, as specified in subparagraphs F.1 (to the extent Collins is named in the Consolidated Action) and F.2 below, and against Medco, as specified in subparagraphs F.1-F.4 below, for engaging in the following conduct during the period from January 1, 1995, through December 31, 2004 (hereinafter referred to as the “Covered Conduct”):

1. All allegations contained in the Consolidated Action.

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2. Under the Federal Plan Contracts, Medco agreed to certain performance guarantees and was obligated to perform professional pharmacy services in accordance with these contracts, state pharmacy laws and regulations, and applicable codes of ethics. The United States alleges that Medco failed to satisfy its contractual performance guarantees, accurately report its performance under the Federal Plan Contracts, or meet its pharmacy practice obligations, and in so doing submitted false claims for payment, made or used false documents in support of false claims, and made or used false documents to reduce a liability due the United States, in the following manner:

a. The United States alleges that Medco falsely reported turnaround performance under Federal Plan Contracts, including under the FEP contract from 1996 through 2003 on its daily waterfall reports, monthly invoice packages reporting turnaround and associated contract penalties, and Annual Statements as a result of the following alleged practices or occurrences:

(i) Canceling, destroying or re-entering prescriptions into its prescription database system to report a later and inaccurate prescription “receive date” (date prescription was first received by Medco) for the purpose of showing Medco had met contractual turnaround performance standards or for avoiding contractual penalties;

(ii) Excluding prescriptions received toward the end of each month from the monthly turnaround reports and contract penalty calculations (ie., the “end of month” problem);

(iii) Reporting prescriptions canceled after the two-day or five-day turnaround standard as though they had been canceled on or before the turnaround deadline, thereby inappropriately reducing the denominator of the turnaround calculation (i.e., failing to “freeze” turnaround results);

(iv) For managed care switches, reporting turnaround performance using the receive date of the authorization to change the prescription, rather than the receive date of the original prescription;

(v) For unfilled prescriptions delivered from one Medco facility to another for processing, falsely recording or reporting the date of transfer or some other date as the date of receipt, rather than the actual date the prescription was first received by Medco;

(vi) Reporting falsely that prescriptions manifested on Saturday or Sunday had been manifested on the preceding business day;

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(vii) Canceling prescriptions without a valid reason using a stop cancel code “STCXL” in combination with reason code “CX999”;

(viii) Canceling prescriptions for which no record exists in Medco’s Protocol Management Database (PMD);

(ix) Canceling prescriptions as “out of stock” using the OOSTK reason or resolution code, when the drug called for by the prescription was not out of stock; and

(x) Canceling prescriptions in doctor call, drug utilization review (“DUR”) and other areas in the pharmacy without making an attempt to clarify the prescription with the physician or patient.

b. The United States alleges that Medco dispensed prescriptions without properly performing DUR, without screening, and without appropriately contacting prescribers after screening;

c. The United States alleges that Medco failed to interpret or evaluate prescriptions and resolve any errors or ambiguities in accordance with state laws, regulations and standards of practice;

d. The United States alleges that Medco falsified paper or electronic pharmacy records related to the dispensing process, which is defined as the time from which Medco receives the written prescription through the time at which Medco places the prescription medication in the mail;

e. The United States alleges that Medco improperly used pharmacy technicians and other non-pharmacist personnel to perform functions which must by law be performed by pharmacists, or under a pharmacist’s direct supervision, including adjudicating and dispensing or canceling patient prescriptions without review or supervision by a licensed pharmacists, engaging in direct discussions with prescribers regarding dispensing and prescribing issues, counseling patients, and performing DUR activities;

f. The United States alleges that Medco exceeded the state-established ratios of ancillary personnel or technicians to pharmacists and failed to adequately supervise and monitor ancillary pharmacy personnel or technicians;

g. The United States alleges that Medco established managerial structures and practices which had the foreseeable effect of causing inadequate supervision of pharmacy personnel and interfering with professional pharmacists’ ability to exercise independent professional judgment;

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h. The United States alleges that Medco imposed production quotas on professional and support personnel within mail order pharmacies, which had the foreseeable effect of interfering with the professional obligation of pharmacists to adequately ensure clarification of prescription drug orders with prescribers prior to dispensing;

i. The United States alleges that Medco authorized non-pharmacist managerial personnel to use professional pharmacist credentials and access codes, thereby enabling non-pharmacists to alter prescription drug records and access patient pharmacy records;

j. The United States alleges that there existed a discrepancy between the number of prescriptions Medco billed for and claimed to have dispensed on its Annual Statements from 1997 to 2002, and the lower number of prescriptions accounted for on its turnaround reports during the same period;

k. The United States alleges that Medco failed to certify its year 2000 Annual Statement to FEP;

l. The United States alleges that Medco submitted claims for prescriptions where Medco dispensed less than (i.e., “shorted”) the quantity prescribed by the physician and billed by Medco to the Federal Plans;

m. The United States alleges that Medco switched or changed patients’ prescriptions to different or more expensive or less effective drugs by providing false, misleading, or incomplete information or without the knowledge or consent of the patient or physician or without approval of the relevant Federal Plan;

n. The United States alleges that Medco shipped and billed the government for drugs the patient never ordered;

o. The United States alleges that Medco shipped and billed the government for drugs without ensuring the correct number, strength, dosage, and type of drugs were dispensed;

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p. The United States alleges that Medco failed to provide accurate, complete, timely and reliable information to patients and physicians concerning: (i) the reasons for, costs relating to, and effect of the drug switches, in order to induce them to approve the switch, or withdraw their objection to the switch; (ii) whether and when prescriptions had been received where the prescription had been improperly cancelled; and (iii) pharmacists’ views concerning whether generic drugs sold by Medco were always “just as good as” brand name drugs;

q. The United States alleges that Medco restocked and reused returned medication;

r. The United States alleges that Medco failed to monitor clinical outcomes for drug switches for its patients;

s. The United States alleges that Medco fabricated records of calls to physicians in connection with doctor call, DUR, managed care, and other required physician contacts, and otherwise created false records of contact with physicians;

t. The United States alleges that Medco failed to provide required customer service and counseling;

u. The United States alleges that Medco falsified reports of Class A error rates to improve recorded performance;

v. The United States alleges that Medco failed to pursue cost reduction opportunities with certain manufacturers, in return for payment of inducements by their competitor manufacturers, including Merck & Co., Inc. (“Merck”), to Medco;

w. The United States alleges that Medco promoted drugs then likely to remain on patent for long periods of time, and switched patients from drugs which would be subject to generic competition and cost reductions in the near future;

x. The United States alleges that Medco switched patients from drugs with a generic equivalent to drugs without a generic equivalent;

y. The United States alleges that Medco promoted a formulary that favored expensive drugs;

z. The United States alleges that Medco induced FEP to execute or renew contracts based on the false statements regarding Medco’s performance; and

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aa. the United States alleges that Medco charged excessive prices for generics at mail.

3. The United States alleges that Medco offered or made improper payments, as specifically set forth below in subparagraphs (a) through (e), in the form of implementation allowances, contract allowances, data fees, credits, up-front payments, cash, and services to certain health plans to induce the plans to select Medco as a pharmacy benefit management subcontractor, or to retain Medco as a pharmacy benefit management subcontractor.

a. Medco made payments to Oxford Health Plans pursuant to an Alliance Agreement dated September 7, 2001, and a Prescription Drug Administrative Service Agreement dated September 7, 2001;

b. Medco made payments pursuant to a Data License Agreement dated November 11,1998, a Pharmacy Benefit Management Agreement dated November 11, 1998, a Cooperation Agreement dated November 11, 1998, and a Pharmacy Benefit Management Agreement, dated January 1, 2004;

c. Medco offered to make payments to Great West Life Annuity & Insurance Co. in connection with Requests for Proposals issued in June 2001 and January 2004;

d. Medco offered or made payments to a health plan (i) pursuant to (A) a Prescription Drug Program Agreement dated January 1, 1995; (B) a Prescription Program Agreement dated January 1, 2001; and (C) an Integrated Prescription Drug Program Master Agreement dated October 1, 2002; and (ii) pursuant to any and all amendments to the agreements identified in subclause (i) as in effect prior to January 1, 2005; and

e. Medco offered or made payments to a health plan (i) pursuant to (A) a Pharmacy Benefit Services Agreement dated August 18, 1999; (B) a renewal letter dated October 1, 2002; and (C) a preliminary agreement dated December 17, 2004, and (ii) pursuant to any and all amendments to the agreements identified in subclause (i) as in effect prior to January 1, 2005.

4. The United States alleges that Medco solicited and received improper payments (or, as to Merck, imputed payments) from pharmaceutical manufacturers to induce or reward Medco for improperly providing favorable consideration to each such pharmaceutical manufacturer’s products; to induce Medco to promote the sale of such manufacturers’ products; to favor such manufacturers’ products over different

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chemical compounds in the treatment of certain diseases; to favor and advocate such manufacturers’ products in formulary placement; and to advocate switches to those favored products by physicians. These payments (or, as to Merck, imputed payments) were allegedly made in the form of rebates, regardless of how characterized, discounts, patient conversion payments, market share movement payments, market share incentives, data fees, commissions, mail service purchase discounts, administrative or management fees, educational grants, outcomes research studies, RationalMed, clinical consulting services, nominally-priced products, disease management program payments, and strategic alliances.

The United States alleges that the payments set forth in this Paragraph 4 and in Paragraph 3 above constitute improper kickbacks, and that, based on such payments, Medco knowingly caused false claims to be made to the United States. The United States further alleges that to the extent the above-described payments in Paragraphs 3 and 4 were not passed through, shared with or disclosed, Medco caused false claims to be made to the United States.

G. This Agreement is made in compromise of disputed claims. It is neither an admission of liability by either Medco or Collins nor a concession by the United States that its claims are not well founded. Medco and Collins each expressly denies the allegations of the United States and the Relators as set forth herein and in the Consolidated Action and each such Party denies that it has engaged in any wrongful conduct relating to the Covered Conduct. Neither this Agreement, its execution, or the performance of any obligations under it, including any payments, nor the fact of the settlement, is intended to be, or shall be understood as, an admission of liability or wrongdoing, or other expression reflecting upon the merits of the dispute by Medco or by Collins. Further, nothing contained in this Agreement shall be interpreted or construed as an agreement or acknowledgment by Medco or by Collins as to whether any pharmaceutical manufacturer, customer, or other entity which has, or previously has had, a contract with Medco has at any time engaged in any of the conduct alleged as wrongful in this Agreement or in the Consolidated Action.

To avoid the delay, uncertainty, inconvenience, and expense of litigation of the above claims, the Parties reach a full and final settlement of all claims pursuant to the Terms and Conditions below.

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III. TERMS AND CONDITIONS

1. In consideration for the promises and agreements of the Parties as set forth herein, Medco agrees to pay to the United States $137,500,000.00 (the “Settlement Amount”), plus interest as described in the letter from Medco to the United States of October 3, 2006 (the “Interest Letter”). The Settlement Amount shall constitute a debt immediately due and owing on the Effective Date (as defined in Paragraph 32 below) of this Agreement. Medco agrees to pay the full Settlement Amount to the United States by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the Eastern District of Pennsylvania. Medco agrees to make this electronic funds transfer within fourteen (14) calendar days of the Effective Date of this Agreement.

2. Subject to the exceptions set forth in Paragraph 7 below, and in consideration of the obligations of Medco set forth in this Agreement, conditioned upon Medco’s full and timely payment of the Settlement Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments), releases Medco and each of its past and present officers, directors, employees (including Collins), attorneys, insurers, and assigns of any of the foregoing (each a “Medco Released Party” and, collectively, the “Medco Released Parties”) from any civil or administrative monetary claim that the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Public Contract Anti-Kickback Act, 41 U.S.C. § 51, et seq.; any and all common law causes of action for fraud, unjust enrichment, payment by mistake, or breach of contract; and any civil monetary claim arising under the aforementioned statutes and common law theories based on a violation of the Federal health care program anti-kickback statute, 42 U.S.C. § 1320a-7b(b).

3. Subject to the exceptions set forth in Paragraph 7 below, in consideration of the obligations of Medco set forth in this Agreement, conditioned upon Medco’s full and timely payment of the Settlement Amount, each Relator, for himself and for his respective heirs, successors, attorneys, agents, representatives, and assignees (collectively, the “Relator Releasors”), releases and forever discharges Medco and each other Medco Released Party from any claim the Relators ever had, has or may have relating to the Covered Conduct, including any civil monetary claim based on or under the False Claims Act, 31 U.S.C. §§ 3729- 3733, and all state analogues thereto. Each Relator for himself and for his respective heirs, successors,

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attorneys, agents, representatives and assignees releases and forever discharges all other Relators and their respective heirs, successors, attorneys, agents, representatives and assignees from any claim that he ever had, has, or may have, arising out of or in connection with the Covered Conduct and the United States’ and Relators’ investigation and prosecution thereof.

4. In consideration of the obligations of Medco set forth in this Agreement and the Corporate Integrity Agreement entered into by and between Medco, the Office of Inspector General of OPM (“OIG-OPM”) and OIG-HHS (the “CIA”), conditioned upon Medco’s full and timely payment of the Settlement Amount, OIG-HHS agrees to release and refrain from instituting, directing or maintaining any administrative action seeking exclusion from the Medicare, Medicaid, and any other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities), for the Covered Conduct against Medco, except as expressly reserved in Paragraph 7 below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude any Medco Released Party from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) relating to the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.

5. In consideration of the obligations of Medco set forth in this Agreement, conditioned upon Medco’s full and timely payment of the Settlement Amount, TMA agrees to release and refrain from instituting, directing or maintaining any administrative action seeking exclusion from the TRICARE Program for the Covered Conduct against Medco under 32 C.F.R. § 199.9, except as reserved in Paragraph 7 below and as reserved in this Paragraph. TMA expressly reserves authority to exclude any Medco Released Party from the TRICARE Program under 32 C.F.R. §§ 199.9(f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii) relating to the Covered Conduct. Nothing in this Paragraph precludes TMA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.

6. In consideration of the obligations of Medco set forth in this Agreement, conditioned upon Medco’s full and timely payment of the Settlement Amount, OPM agrees to release and refrain from instituting, directing or maintaining any administrative action seeking exclusion from the FEHBP against Medco or any other

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Medco Released Party under 5 U.S.C. § 8902a or 5 C.F.R. Part 970, relating to the Covered Conduct, except as reserved in Paragraph 7 below, and as reserved in this Paragraph. OPM expressly reserves all rights to comply with any statutory obligations to debar any Medco Released Party from the FEHBP under 5 U.S.C. § 8902a(b) (mandatory debarment) relating to the Covered Conduct. Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.

7. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Medco, Collins and Relators) are the following claims of the United States:

a. Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

b. Any criminal liability;

c. Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e. Any liability of any individuals or entities not specifically and expressly released by this Agreement, including drug manufacturers and clients and customers of Medco;

f. Any liability based upon such obligations as are created by this Agreement;

g. Any liability based upon obligations created by the 2004 Consent Order;

h. Any liability for personal injury or property damage or for other consequential damages arising therefrom;

i. Any administrative liability against individuals, including current and former directors, officers, and employees of Medco and other Medco corporate entities.

8. Relators and the United States have entered into separate and contemporaneous agreements (the “Relator Share Agreements”) setting forth the Relators’ respective shares under 31 U.S.C. §3730(d). Each Relator, for himself and his heirs, successors, representatives, attorneys, agents, and assignees, agrees not to object to this Agreement or to the allocation of proceeds to his claims as set forth

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in the Relator Share Agreements dated October 23, 2006, and agrees and confirms that both this Agreement and the Relator Share Agreements are “fair, adequate, and reasonable under all the circumstances,” pursuant to 31 U.S.C. § 3730(c)(2)(B). In addition, each Relator, for himself and his heirs, successors, representatives, attorneys, agents, and assignees, agrees not to object to the separately executed settlement agreement dated October 23, 2006, relating to the United States ex rel. Schumann v. Medco, and agrees and confirms that both said agreement and the allocations of proceeds thereunder are “fair, adequate, and reasonable under all the circumstances,” pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon full and prompt receipt of Relators’ respective shares as set forth in those Relator Share Agreements, each Relator, for himself and for his respective heirs, successors, representatives, attorneys, agents, and assignees, in full settlement of any claims such Relator may have under this Agreement, releases and forever discharges the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730, from any claims arising from the filing of the Civil Action, and from any other claims for a share of the Settlement Amount, that such Relator ever had, has or may have. This Agreement does not resolve or in any manner affect any claims the United States has or may have against any of the Relators arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

9. Relators and Medco have entered into separate agreements (“Relator-Medco Agreements”) setting forth amounts to be paid to Relators for expenses, attorneys fees and costs pursuant to 31 U.S.C. § 3730(d) and to Relators Hunt and Gauger for expenses, attorneys fees and costs pursuant to the Massachusetts False Claims Law and the Nevada False Claims Act. Conditioned upon full and timely receipt of the payment described in the Relator-Medco Agreements, without in any way limiting the terms of Paragraph 3 above, each Relator, for himself and for his respective heirs, successors, attorneys, agents, representatives, and assignees releases and forever discharges the Medco Released Parties (including Collins) from any and all claims that such Releasor ever had, has or may have pursuant to 31 U.S.C. § 3730(d) in connection with the Consolidated Action and for expenses or attorneys fees and costs pursuant to the Massachusetts False Claims Law and the Nevada False Claims Act.

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10. Medco and Collins each waives and will not assert any defenses such Party may have to any criminal prosecution or administrative action relating to the Covered Conduct not otherwise released pursuant to the terms hereof that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

11. Medco and Collins (collectively, the “Medco Releasors”) each release and forever discharge the United States, its agencies, employees, servants and agents, as well as each of the Relators and their respective attorneys, heirs, successors, agents, representatives and assignees (collectively, the “Relator Releasees”) from any and all claims that any Medco Releasor ever had, has or may have relating to the Covered Conduct and the United States’ and the Relators’ investigation and prosecution thereof and Relators Hunt’s and Gaugers employment with Medco.

12. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary, TRICARE carrier or payer, FEHBP carrier or payer, or any state payer, related to the Covered Conduct; and Medco shall not resubmit to any Medicare carrier or intermediary, TRICARE carrier or payer, FEHBP carrier or payer, or any state payer any previously denied claims related to the Covered Conduct, and shall not appeal any such denials of claims.

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13. Medco agrees to the following:

a. Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and 1396-1396y; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Medco, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “unallowable costs” on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP):

i. the matters covered by this Agreement;

ii. the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

iii. Medco’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees paid on behalf of Medco, Collins, and others related to this action), and implementation of the 2004 Consent Order;

iv. the negotiation and performance of this Agreement;

v. the payment Medco makes to the United States pursuant to this Agreement and any payments that Medco may make to Relators, including costs and attorneys fees; and

vi. the negotiation of, and obligations undertaken pursuant to the CIA to:

(a) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(b) prepare and submit reports to the OIG-HHS.

However, nothing in this Paragraph13.a.(vi) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Medco. (All costs described or set forth in this Paragraph13.a. are hereafter “unallowable costs.”)

b. Future Treatment of Unallowable Costs: These unallowable costs shall be separately determined and accounted for by Medco, and Medco shall not charge such unallowable costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek

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payment for such unallowable costs through any cost report, cost statement, information statement, or payment request submitted by Medco or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c. Treatment of Unallowable Costs Previously Submitted for Payment: Medco further agrees that within 90 days of the Effective Date of this Agreement it will identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, or contractors, and Medicaid and FEHBP fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Medco or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Medco agrees that the United States, at a minimum, shall be entitled to recoup from Medco any overpayment plus applicable interest and penalties as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Medco or any of its subsidiaries or affiliates on the effect of inclusion of unallowable costs (as defined in this Paragraph) on Medco’s or any of its subsidiaries’ or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Medco’s books and records to determine that no unallowable costs have been claimed in accordance with the provisions of this Paragraph.

14. Medco agrees to cooperate fully and truthfully with the United States’ investigation, if any, of individuals and entities not released in this Agreement. Upon reasonable notice, Medco shall (a) make reasonable efforts to facilitate access to, and encourage the cooperation of its directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals, (b) furnish to the United States, upon reasonable request, any non-privileged documents in its possession, custody or control; and (c) make commercially reasonable efforts to cause any attorneys, auditors,

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investment bankers, or consultants engaged by Medco to furnish to the United States, upon reasonable request, any non-privileged documents in the possession, custody or control of any such third party. Medco and the United States will cooperate in good faith to avoid duplicate production of documents.

15. Medco agrees that it shall not seek payment for any of the monies owed under this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third-party payers. Medco waives any causes of action against these beneficiaries or their parents, sponsors, legally responsible individuals, or third party payers based upon the claims for payment covered by this Agreement. Medco waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payers based upon the claims defined as Covered Conduct.

16. Each Party agrees to the following:

a. Each Relator hereby covenants and agrees in respect of himself and all other Relator Releasors on whose behalf he acts hereby that (i) no such Relator Releasor will initiate or participate in bringing or pursuing any class action against any of such Relator Releasor’s respective Relator Releasees in respect of any such released claim in connection with the Covered Conduct (each a “Class Action”); and (ii) if involuntarily included in any such Class Action as a putative class member will opt out upon Medco’s written request from any such Class Action.

b. Each Relator further hereby covenants and agrees in respect of himself and all other Relator Releasors on whose behalf he acts hereby that no such Relator Releasor will assist any third party in initiating or pursuing any Class Action except where otherwise required by law.

17. Except as expressly set forth in Paragraphs 2, 3, 4, 5, 6, 8, 9 and 11 above, this Agreement is intended to be for the benefit of the Parties only, and no Party releases, waives or otherwise discharges, and each Party expressly reserves, any claims such Party may have against any other person or entity.

18. Nothing in this Agreement shall constitute a waiver of the rights of the United States set forth in the 2004 Consent Order, nor shall this Agreement in any way relieve Medco of any of its obligations as set forth in the 2004 Consent Order. No waiver by any Party hereto of any one or more breaches or defaults by the other Party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future breaches or defaults, whether of a like or different nature. No failure or

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delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No Party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

19. Medco warrants that it has reviewed its respective financial situations and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(l), and will remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Medco, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity that Medco was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

20. Except as expressly provided to the contrary in this Agreement and allowed by law, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

21. Medco represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

22. Collins represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

23. Relators Hunt, Gauger and Piacentile represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

24. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the Eastern District of Pennsylvania, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.

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25. This Agreement, together with the Interest Letter, the CIA, the 2004 Consent Order, the Relator Share Agreements and the Relator-Medco Agreements, constitutes the complete agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior oral or written communications between or among the Parties or any of their affiliates regarding the subject matter hereof and thereof. This Agreement may not be amended except by written consent of the Parties, provided, however, that (a) only Medco, OIG-OPM and OIG-HHS must agree in writing to any modification of the CIA; (b) only the Relators and the United States must agree in writing to any modification of the Relator Share Agreements; and (c) only the Relators and Medco must agree in writing to any modification of the Relator-Medco Agreements.

26. Promptly following the execution of this Agreement the United States will sign and file stipulations of dismissal with prejudice of the Consolidated Action and any and all allegations pertaining to the Covered Conduct (the “Stipulations of Dismissal”).

27. The individuals signing this Agreement on behalf of Medco represent and warrant that they are authorized by Medco to execute this Agreement. Each individual signing this Agreement on behalf of Collins represents and warrants that such individual is authorized by Collins to execute this Agreement. Each individual signing this Agreement on behalf of a Relator represents and warrants that they are authorized by the applicable Relator to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement. Each Party further warrants and represents that such Party has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claims that such Party has or may have that are subject to this Agreement.

28. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

29. This Agreement is binding on Collins’ and Medco’s successors, transferees, heirs, and assigns.

30. This Agreement is binding on the Relators’ respective successors, transferees, heirs, and assigns.

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31. All Parties consent to the disclosure of this Agreement, and information about this Agreement, to the public.

32. The term “Effective Date” as used herein shall refer to the latest of the following dates: (a) the date that the last signatory to the Agreement has executed the Agreement; and (b) the date that the Court enters the Stipulations of Dismissal. In the event that this Agreement does not become effective, this Agreement shall be treated as materials received pursuant to Fed. R. Evid. 408.

33. All recitals are incorporated herein as material provisions of this Agreement. The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Section and subsection references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person. Any reference herein to a corporate entity shall be deemed to include the entity’s past and present parents, subsidiaries, affiliates, predecessors, and successors and each of the assigns of any of the foregoing.

34. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

35. Each Party agrees that the United States District Court for the Eastern District of Pennsylvania shall retain jurisdiction to enforce the Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 23rd day of October, 2006.

THE UNITED STATES OF AMERICA

DATED: 10/23/06	BY:	/s/ JAMES G. SHEEHAN
PATRICK L. MEEHAN
United States Attorney
JAMES G. SHEEHAN
Associate United States Attorney

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DATED: 10-23-06	BY:	/s/ JOYCE R. BRANDA
JOYCE R. BRANDA
Deputy Director
MICHAL L. TINGLE
DAVID T. SHAPIRO
Trial Attorneys
Commercial Litigation Branch
Civil Division
United States Department of Justice

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DATED: 10/23/06	BY:	/s/ GREGORY E. DEMSKE
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of Health and Human Services

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DATED: 20 Oct 2006	BY:	/s/ LAUREL C. GILLESPIE
LAUREL C. GILLESPIE
Deputy General Counsel
TRICARE Management Activity
United States Department of Defense

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DATED: 10/20/06	BY:	/s/ KATHLEEN McGETTIGAN
KATHLEEN McGETTIGAN
Deputy Associate Director
Center for Retirement & Insurance Services
United States Office of Personnel Management

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DATED. 10/20/2006	BY:	/s/ J. DAVID COPE
J. DAVID COPE
Assistant Inspector General for Legal Affairs
United States Office of Personnel Management

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MEDCO HEALTH SOLUTIONS, INC.

DATED: 23 Oct 2006	BY:	/s/ Elizabeth S. Ferguson
Elizabeth S. Ferguson
Vice President, Litigation and Government Programs

DATED: 23 Oct 2006	BY:	/s/ William McDaniels
William McDaniels
Counsel for Medoo Health Solutions, Inc.

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DIANE M. COLLINS

DATED: 10/20/06	BY:	/s/ Diane M. Collins
Diane M. Collins

DATED: 10/23/06	BY:	/s/ Jack Fernandez
Jack Fernandez
Counsel for Diane M. Collins

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GEORGE BRADFORD HUNT- RELATOR

DATED: 10-20-06	BY:	/s/ George Bradlord Hunt
George Bradlord Hunt

DATED: 10.23.06	BY:	/s/ Marc S. Raspanti
Marc S. Raspanti
Alison Duncan
Counsel for George Bradford Hunt

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WALTER WILLIAM GAUGER - RELATOR

DATED: Oct. 20, 2006	BY:	/s/ Walter William Gauger
Walter William Gauger

DATED: 10.23.06	BY:	/s/ Marc S. Raspanti
Marc S. Raspanti
Alison Duncan
Counsel for Walter William Gauger

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JOSEPH PIACENTILE - RELATOR

DATED: Oct 19, 2006	BY:	/s/ Joseph Piacentile
Joseph Piacentile

DATED: Oct 19, 2006	BY:	/s/ David Stone
David Stone
Counsel for Joseph Piacentile

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